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                                                                   EXHIBIT 99.1

FASTNET
CORPORATION
3864 COURTNEY STREET O SUITE 130
BETHLEHEM, PENNSYLVANIA 18017
WWW.FAST.NET

NASDAQ : FSST

FOR IMMEDIATE RELEASE

       FASTNET COMMENCES CHAPTER 11 TO FACILITATE FINANCIAL RESTRUCTURING

Bethlehem, Pennsylvania, June 11, 2003 -- FASTNET Corporation [NASDAQ: FSST], a Pennsylvania corporation, announced today that it filed yesterday a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, in the United States Bankruptcy Court for the Eastern District of Pennsylvania. The company will continue to operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. Chapter 11 allows a company to continue to operate in the ordinary course of business to maximize the recovery to its stakeholders. The company is a full service provider of Internet access services. It generally maintains a network within the Boston to Washington corridor. The company expects that its employees will continue to receive wages and that vendors will be paid for post-bankruptcy goods and services. "Not only will the Chapter 11 protection allow us to operate in the ordinary course of business and remove the pressure to sell valuable assets of our business, but we believe it will allow us to more quickly restructure our balance sheet, and emerge healthier and more focused on the needs of our customers" said R. Barry Borden, Chairman, President & CEO.


The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of FASTNET, including with respect to a long-term restructuring plan, the occurrence of which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, whether the company will be successful in reaching agreement with its creditors regarding an acceptable restructuring plan, failure to obtain necessary bankruptcy court approvals, non-acceptance of the plan by other stakeholders in the company, delays in the confirmation of effective date of the plan, the company's success in implementing its restructuring steps, loss of customer or vendor support during the restructuring process, competition, and economic and other factors set forth in FASTNET's Form 10-K for the year ended December 31, 2002 as amended and 10-Q for the quarter ended March 31, 2003.




For more information contact:

R. Barry Borden
Chairman, President & CEO
(610) 266-6700